                          INDEPENDENT AUDITORS' REPORT
                            ON SCHEDULE AND CONSENT

The Board of Directors
Crossworlds Software, Inc. and Subsidiaries

  The audits referred to in our report dated January 24, 2000, included the related financial statement schedule as of December 31, 1999, and for each of the years in the three-year period ended December 31, 1999 included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                          /s/ KPMG LLP

Mountain View, California

May 31, 2000